Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this proxy statement/prospectus constituting a part of this Registration Statement on Form S-4 of our report dated March 29, 2023, which includes an explanatory paragraph regarding Slam Corp.’s ability to continue as a going concern, relating to the financial statements of Slam Corp. as of and for the years ended December 31, 2022 and 2021, which is contained in that proxy statement/prospectus. We also consent to the reference to our firm under the caption “Experts” in the proxy statement/prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
February 14, 2024